EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES FIRST QUARTER FISCAL 2006

FINANCIAL RESULTS

LEXINGTON, MA, February 9, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the first quarter of fiscal 2006, ended December 31, 2005. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $9.0 million and a consolidated net loss of $11.9 million or $0.25 per share for the quarter ended December 31, 2005. This compares to revenues of $5.8 million and a consolidated net loss of $21.2 million or $0.44 per share for the quarter ended December 31, 2004 and revenues of $10.1 million and a consolidated net loss of $12.6 million or $0.27 per share for the quarter ended September 30, 2005.

At December 31, 2005, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $89.2 million.

“I am very pleased with our strategic execution in the first quarter,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We have moved forward on multiple facets of our vision to build a focused urology, gynecology and men’s health franchise.”

“There is a significant amount of activity at Indevus,” said Dr. Cooper. “Our salesforce is now actively promoting DELATESTRYL® in addition to SANCTURA® and we have four products in Phase II or Phase III development.”

Recent Highlights

— The SANCTURA XR™ Phase III clinical program for overactive bladder is continuing to enroll patients. The Company is nearing completion of enrollment in the first of its two 600-patient trials and anticipates reporting results in the middle of the calendar year. Results from the second 600-patient trial are expected to be announced by the end of the third calendar quarter. The Company continues to anticipate filing an NDA with the FDA by the end of calendar 2006.

— The Company recently filed an IND with the FDA for NEBIDO® for the treatment of male hypogonadism. The IND includes the European clinical data from its partner Schering AG. The

Company is currently in the planning stages of a pharmacokinetic study to supplement the European database and intends to initiate the study upon FDA review and approval of the protocol.

— Enrollment in the Company’s Phase II trial for pagoclone for the treatment of stuttering continues as planned with results anticipated in the middle of calendar 2006.

— The Company announced that it has completed the acquisition of DELATESTRYL, a marketed injectable testosterone replacement therapy for the treatment of male hypogonadism.

Financial Results

Total consolidated revenues for the quarter ended December 31, 2005 were $9.0 million, an increase of 56% from the $5.8 million reported for the quarter ended December 31, 2004 and a decrease of 11% from the $10.1 million reported for the quarter ended September 30, 2005. Revenue for the quarter ended December 31, 2005 consisted primarily of $1.4 million of revenues received in connection from product sales of SANCTURA to the Company’s partner, $3.4 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $1.8 million of SANCTURA royalties, and $2.2 million in sales force subsidy.

Cost of product revenue was $1.9 million, a decrease of 25% from the $2.5 million reported for the quarter ended December 31, 2004 and a 116% increase from the $0.9 million reported for the quarter ended September 30, 2005. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost and royalties paid to Madaus for SANCTURA.

Research and development expenses for the quarter ended December 31, 2005 were $10.3 million, an increase of 76% from the $5.9 million reported for the quarter ended December 31, 2004 and a decrease of 22% from the $13.1 million reported for the quarter ended September 30, 2005.

Marketing, general and administrative expenses for the quarter ended December 31, 2005 were $8.3 million, a decrease of 52% from the $17.5 million reported for the quarter ended December 31, 2004 and an increase of 14% from the $7.3 million reported for the quarter ended September 30, 2005.

Interest expense for the quarter ended December 31, 2005 included $1.3 million in connection with the Company’s July 2003 issuance of Convertible Notes.

Effective October 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123(R). Accordingly, results for the first quarter of fiscal 2006 included stock-based compensation expense of $1.0 million, or $0.02 per share, the impact of which is recorded in R&D and MG&A. This new accounting guidance did not impact prior year expenses or earnings.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on February 9, 2006. The live call may be accessed by dialing 800-884-5695 from the U.S. and Canada, and 617-786-2960 from international locations. The participant passcode is 28203762. A replay of the call will be available beginning at 11:00 AM on February 9, 2006 and lasting until 12:00 AM on March 9, 2006. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 21980581.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

About SANCTURA

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition;

need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2005 and 2004

(Amounts in thousands except per share data)

	For the three months ended December 31,
	2005	2004
Total revenues	$8,974	$5,763
Costs and expenses:
Cost of revenues	1,870	2,480
Research and development	10,320	5,878
Marketing, general and administrative	8,308	17,481

Total costs and expenses	20,498	25,839

Loss from operations	(11,524)	(20,076)
Investment income	886	674
Interest expense	(1,292)	(1,292)
Loss before income taxes	(11,930)	(20,694)
Provision for income taxes	—	(455)

Net loss	$(11,930)	$(21,149)

Net loss per common share:
Basic and diluted	$(0.25)	$(0.44)

Weighted average common shares:
Basic and diluted	47,166	47,826

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2005	September 30, 2005
Cash, cash equivalents and marketable securities	$89,200	$101,217
Other assets	10,368	11,314

Total assets	$99,568	$112,531

Convertible notes	72,000	72,000
Deferred revenue	137,520	142,308
Other liabilities	16,115	13,365
Capital	307,984	306,979
Accumulated deficit	(434,051)	(422,121)
Total stockholders' deficit	(126,067)	(115,142)

Total liabilities and stockholders' deficit	$99,568	$112,531